SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
           13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)
                               (Amendment No. 4)*

                            Farnsworth Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   31163N 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]     Rule 13d-1(b)

[ ]     Rule 13d-(c)

[ ]     Rule 13d-1(d)


* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 4 pages

                                                               Page 4 of 4 Pages

CUSIP No. 31163N 10 7             Schedule 13G
          -----------             ------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification Number of above person:

                          Peoples Savings Bank
                          Employee Stock Ownership Plan

2. Check the appropriate box if a member of a group*

                  (a) [ ]        (b) [X]

3.       SEC Use Only

4.       Citizenship or Place of Organization:  New Jersey
                                                ----------

Number of Shares Beneficially Owned by Each Reporting Person with:

5. Sole Voting Power:                        0
                                        ------

6. Shared Voting Power:                 51,673
                                        ------

7. Sole Dispositive Power:                   0
                                        ------

8. Shared Dispositive Power:            51,673
                                        ------

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 51,673
                                                                 ------

10. Check Box If The Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

11. Percent of Class Represented by Amount in Row 9: 7.9%
                                                     ---

12. Type of Reporting Person*: EP


                                * SEE INSTRUCTION

                                                               Page 3 of 4 Pages

Item 1(a)         Name of Issuer:  Farnsworth Bancorp, Inc.
                  --------------   -----------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                        789 Farnsworth Avenue
                        Bordentown, New Jersey 08505-2101

Item 2(a)         Name of Person Filing:
                  ---------------------

                        Peoples Savings Bank
                        Employee Stock Ownership Plan

Item 2(b)         Address of Principal Business Office:  Same as Item 1(b)
                  ------------------------------------   -----------------

Item 2(c)         Citizenship:  New Jersey
                  ------------  ----------

Item 2(d)         Title of Class of Securities:  Common Stock
                  ----------------------------   ------------

Item 2(e)         CUSIP Number:     31163N 10 7
                  ------------      -----------

Item 3            Check whether the person filing is a:
                  ------------------------------------

Item 3(f)          X    Employee Benefit Plan, in accordance with
                  ---   Rule 13d-1(b)(1)(ii)(F).

Item 3(a)(b)(c)(d)(e)(g)(h)(i)(j) - not applicable.

Item 4(a)         Amount Beneficially Owned: 51,673
                  -------------------------  ------

Item 4(b)         Percent of Class: 7.9%
                  ----------------  ---

Item 4(c)         Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote                0
                                                                          ------

                  (ii) shared power to vote or to direct the vote         51,673
                                                                          ------

                  (iii) sole power to dispose or to direct the
                        disposition of                                         0
                                                                          ------

                  (iv) shared power to dispose or to direct the
                       disposition of                                     51,673
                                                                          ------

Item 5   Ownership of Five Percent or Less of Class:
         ------------------------------------------

                                 Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                                 Not Applicable


Item 7          Identification  and  Classification  of the  Subsidiary  Which
                --------------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                --------------------------------------------------------------
                Company.
                -------

                                 Not Applicable

Item 8          Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                                 Not Applicable

Item 9          Notice of Dissolution of Group.
                ------------------------------

                                 Not Applicable

Item 10         Certification.
                -------------

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE:



         After reasonable inquiry and to the best of my knowledge and belief, in my capacity as an ESOP Trustee, I certify that the information set forth in this statement is true, complete and correct.


PEOPLES SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN

First Bankers Trust Services, Inc., Trustee



By:               /s/Linda Shultz
                  ---------------
                  Linda Shultz

Title:            Trust Officer
                  -------------


Date:             February 6, 2006